Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-145845 September 4, 2008

Return Optimization Securities with Partial Protection

Enhanced Return Strategies for Moderate-Return Environments

Barclays Bank PLC Securities linked to the Rogers International Commodity Index®—Excess ReturnSM due March 31, 2010

Investment Description

Return Optimization Securities with Partial Protection (“ROS” or the “Securities”) are securities issued by Barclays Bank PLC with returns linked to the performance of the Rogers International Commodity Index®—Excess ReturnSM. The ROS are designed to enhance index returns in a moderate-return environment – meaning an environment in which commodity indices generally experience moderate appreciation. If the Index Return is positive, at maturity you will receive your initial investment plus three (3) times the Index Return, up to the Maximum Gain, providing you with an opportunity to outperform the Index. Your investment will be protected against a decline in the Index up to the Protection Percentage but will be exposed to any decline in the Index beyond the Protection Percentage. Accordingly, you could lose 90% of your initial investment. The partial protection feature applies only if you hold the Securities to maturity.

Features
☐	Potential to enhance returns in a moderate-return environment.
☐	Three times (3x) index return up to the Maximum Gain on the ROS with downside exposure at maturity to any decline in the Index in excess of the Protection Percentage.

Key Dates[1]
Trade Date	September 25, 2008
Settlement Date	September 30, 2008
Final Valuation Date[2]	March 25, 2010
Maturity Date[2]	March 31, 2010
CUSIP:	06740C808
ISIN:	US06740C8082

[1]

Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

[2]	Subject to adjustment, as described under “Additional Specific Terms of the Securities” on page FWP-6 of this free writing prospectus.

Security Offering

We are offering Return Optimization Securities with Partial Protection linked to the Rogers International Commodity Index®—Excess ReturnSM (the “Index”). The Protection Percentage and indicative Maximum Gain for the ROS as well as the maximum payment at maturity are listed below. The actual Maximum Gain for the ROS will be set on the Trade Date, which is expected to be on or about September 25, 2008. The ROS are senior unsecured obligations of Barclays Bank PLC and are offered at a minimum investment of $1,000.

The ROS do not guarantee any return of principal in excess of the Protection Percentage—you could lose up to 90% of your initial investment.

See “Additional Information about Barclays Bank PLC and the ROS” on page FWP-2 of this free writing prospectus. The ROS will have the terms specified in the prospectus dated August 27, 2008, the prospectus supplement dated August 27, 2008 and this free writing prospectus. See “Key Risks” on page FWP-6 of this free writing prospectus and “Risk Factors” beginning on page S-3 of prospectus supplement for risks related to investing in the ROS.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 27, 2008, the prospectus supplement dated August 27, 2008 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.175	$9.825
Total	$	$	$

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the ROS

You should read this free writing prospectus together with the prospectus dated August 27, 2008, as supplemented by the prospectus supplement dated August 27, 2008, relating to our Medium-Term Securities, Series A, of which these Securities are a part. This free writing prospectus, together with the documents listed below, contains the terms of the ROS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the ROS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the ROS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

s	Prospectus dated August 27, 2008:
http://www.sec.gov/Archives/edgar/data/312070/000119312508185504/d424b3.htm
s	Prospectus supplement dated August 27, 2008
http://www.sec.gov/Archives/edgar/data/312070/000119312508185517/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “ROS” and “Securities” refers to the Return Optimization Securities with Partial Protection Linked to the Rogers International Commodity Index®—Excess ReturnSM that are offered hereby, unless the context otherwise requires.

Investor Suitability
The ROS may be suitable for you if:
s

You are willing to accept the risk of fluctuations in commodities prices, in general, and exchange-traded futures contracts on physical commodities traded on various international exchanges in particular.

s

You believe that the Index will appreciate moderately—meaning that you believe the Index will appreciate over the term of the ROS, but that such appreciation, multiplied by the Multiplier, is unlikely to exceed the indicative Maximum Gain at maturity.

s	You are willing to risk losing up to 90% of your initial investment.
s	You do not seek current income from this investment.
s	You are willing and able to hold the ROS to maturity.
s	You are willing to invest in securities for which there may be little or no secondary market.
s	You are willing to invest in the ROS based on the range indicated for the Maximum Gain (the actual Maximum Gain will be determined on the Trade Date).

The ROS may not be suitable for you if:
s

You are not willing to accept the risk of fluctuations in commodities prices, in general, and exchange-traded futures contracts on physical commodities traded on various international exchanges in particular.

s

You do not believe the Index will appreciate over the term of the ROS, or you believe the Index will appreciate by so much that this appreciation, multiplied by the Multiplier, will exceed the indicative Maximum Gain at maturity.

s	You seek an investment with 100% principal protection in excess of the Protection Percentage.
s	You seek an investment that is exposed to the full potential appreciation of the Index, without a cap on participation.
s	You seek current income from this investment.
s	You are unwilling or unable to hold the ROS to maturity.
s	You seek an investment for which there will be an active secondary market.
s	You will create an over-concentrated position in any particular commodity sector of your portfolio by owning the ROS.

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Indicative Terms[1]

Issuer:	Barclays Bank PLC (Rated: AA/Aa1)[2]
Issue Price:	$10.00 per ROS
Term:	18 months
Reference Asset:	Rogers International Commodity Index®— Excess ReturnSM (the “Index”), as overseen and developed by the Index Committee and calculated and published by the Index Publisher.
Index Committee:	Rogers International Commodity Index® Committee
Index Publisher:	Diapason Commodities Management SA
Payment at Maturity (per $10.00)

If the Index Return is positive and the product of the Index Return and the Multiplier is equal to or greater than the Maximum Gain, you will receive:

$10.00 + ( $10.00 x Maximum Gain)

If the Index Return is positive and the product of the Index Return and the Multiplier is less than the Maximum Gain, you will receive:

$10.00 + ($10.00 x Multiplier x Index Return)

If the Index Return is between 0% and -10% (inclusive), you will receive a cash payment of $10.00.

If the Index Return is less than -10%, you will receive:

$10.00 + ($ 10.00

x [Index Return + Protection Percentage])

In this case, you may lose up to 90% of your initial investment.

Multiplier	3
Protection	10%
Percentage:
Maximum Gain	Between 25.00% and 28.00% (the actual Maximum Gain will be determined on the Trade Date)
Index Return	Index Ending Level – Index Starting Level
Index Starting Level
Index Starting Level	The closing level of the Index on the Trade Date.

Index Ending Level	The closing level of the Index on the Final Valuation Date.
______________
[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]

The Securities are expected to carry the same rating as the Issuer’s Medium-Term Note Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and which will be assigned a rating of Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Securities are linked) and (2) is not a recommendation to buy, sell or hold securities.

Determining Payment at Maturity

Determine the Index Return		Calculate the percentage change from the Index Starting Level to the Index Ending Level.

Is the Index Return Positive and the product of the Index Return and the Multiplier equal to or greater than the Maximum Gain?
You will receive your initial investment plus an amount based on the Maximum Gain, equal to the maximum payment at maturity, calculated as follows:
Yes

$10.00 + ($10.00 x Maximum Gain)

No
Is the Index Return Positive and the product of the Index Return and the Multiplier less than the Maximum Gain?
	Yes	You will receive your initial investment plus an amount based on a multiple of the Index Return up to the applicable maximum payment at maturity, calculated as follows:

$10.00 + ($10.00 x Multiplier
x Index Return)
No
Is the Index Return between 0% and -10% (inclusive)?	Yes
You will receive your initial investment (a zero return).

No

If the Index Return is less than -10% you will lose 1% (or a fraction thereof) on the principal amount of your ROS for every 1% (or a fraction thereof) the Index Return is below -10%. Accordingly, for each $10.00 invested, your payment at maturity will be calculated as follows:

$10.00 + [$10.00 x (Index Return + 10%)]

As such, you could lose up to 90% of your principal depending on how much the Index declines.

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Scenario Analysis and Examples at Maturity

The following scenario analyses and examples assume a Maximum Gain of 26.50% and a range of performance for the Index from +40% to -40%. The actual Maximum Gain will be set on the Trade Date.

Example 1—On the Final Valuation Date, the Index closes 3% above the Index Starting Level.

Since the Index Return is 3%, you will receive three times the Index Return, or a 9% total return, and your cash payment at maturity of $10.90 per $10.00 ROS will be calculated as follows:

$10.00 + ($10.00 x (3 x 3%)) = $10.00 + $0.90 = $10.90

Example 2—On the Final Valuation Date, the Index closes 30% above the Index Starting Level.

Since the Index Return of 30% multiplied by the Multiplier of 3 is more than the Maximum Gain of 26.50%, your cash payment will be capped at the Maximum Gain of 26.50%, or $12.65 per $10.00 ROS.

Example 3—On the Final Valuation Date, the Index closes 3% below the Index Starting Level.

Since the decline from the Index Starting Level to the Index Ending Level is less than the Protection Percentage, you receive a cash payment of $10.00 (a zero return).

Example 4—On the Final Valuation Date, the Index closes 20% below the Index Starting Level.

Since the decline from the Index Starting Level to the Index Ending Level is greater than the Protection Percentage, you will receive a cash payment of $9.00 (a 10% loss per ROS), calculated as follows:

$10.00 + ($10.00 x (-20% + 10%)) = $10.00 - $1.00 = $9.00

Additional Specific Terms of the ROS

Maturity Date:

March 31, 2010, or if such date is not a Business Day, the next succeeding Business Day; provided that, if there is a Market Disruption Event in effect relating to one or more Index Contracts on the scheduled Final Valuation Date, and as a result, the Final Valuation Date for one or more Index Contracts (as hereinafter defined) is postponed (as described below under “Market Disruption Events”) so that it falls less than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be the third Business Day following the latest occurring postponed Final Valuation Date for the affected Index Contract.

Final Valuation Date:

March 25, 2010, or if such day is not a scheduled Index Business Day, the immediately preceding scheduled Index Business Day; provided that if a Market Disruption Event is in effect for one or more Index Contracts on the scheduled Final Valuation Date, the Final Valuation Date may be postponed as described below under “Market Disruption Events”.

Market Disruption Events:

If a Market Disruption Event relating to one or more Index Contracts is in effect on the scheduled Final Valuation Date, the Calculation Agent will determine the Index Return using an Index Ending Level calculated by the Calculation Agent in good faith in accordance with the formula for and method of calculating the Index last in effect prior to commencement of the Market Disruption Event, using:

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•        for each Index Contract that did not suffer a Market Disruption Event on the scheduled Final Valuation Date, the settlement price on the applicable Relevant Exchange of such Index Contract on the scheduled Final Valuation Date, and

•        for each Index Contract that did suffer a Market Disruption Event on the scheduled Final Valuation Date, the settlement price of such Index Contract on the applicable Relevant Exchange on the immediately succeeding trading day on which no Market Disruption Event occurs or is continuing with respect to such Index Contract;

provided however that if a Market Disruption Event has occurred or is continuing with respect to such Index Contract on each of the five scheduled trading days following the scheduled Final Valuation Date, then (a) the fifth scheduled trading day shall be deemed the Final Valuation Date for such Index Contract and (b) the Calculation Agent will determine the price for such Index Contract on such fifth scheduled trading day in its sole and absolute discretion taking into account the latest available quotation for the price for such Index Contract and any other information that in good faith it deems relevant.

A “Market Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:

(A)     the termination or suspension of, or material limitation or disruption in the trading on a Relevant Exchange of any Index Contract;

(B)     the settlement price on a Relevant Exchange of any Index Contract has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price; or

(C)     the settlement price of any Index Contract is not published by the Relevant Exchange.

Notwithstanding the foregoing, the following events will not constitute Market Disruption Events:

(1)     a limitation on the hours in a trading day and/or number of days of trading, if it results from an announced change in the regular business hours of the Relevant Exchange; or

(2)     a decision to permanently discontinue trading in an Index Contract or options or futures contracts relating to the Index or any Index Contract.

For purposes of the above, (a) “Index Contracts” means the commodities contracts then underlying the Index or any successor index; (b) “Relevant Exchange” means any organized exchange or market of trading for any futures contract (or any combination thereof) then included in the Index or any successor index; and (c) “trading day” means a day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange applicable to the affected Index Contract.

Index Business Day:	A day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange for each Index Contract then comprising the Index or any successor index.
Business Day:	Any day that is not a Saturday or Sunday and that is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to be closed.

What are the tax consequences of the ROS?

The United States federal income tax consequences of your investment in the ROS are uncertain and the Internal Revenue Service could assert that the ROS should be taxed in a manner that is different than described below. Pursuant to the terms of the ROS, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your ROS as a pre-paid cash-settled executory contract with respect to the Index. If your ROS are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your ROS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your ROS. Such gain or loss would generally be long term capital gain or loss if you have held your ROS for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your ROS in the manner described above. This opinion assumes that the description of the terms of the ROS in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the ROS, possibly with retroactive effect.

It is also possible that the Internal Revenue Service could seek to characterize your ROS under current law in a manner that results in tax consequences that are different from those described above. For example, the Internal Revenue Service could possibly assert that you should be required to recognize taxable gain or loss each time a futures contract that is tracked by the Index rolls. Moreover, because the Index consists of futures contracts, the Internal Revenue Service could possibly assert that Section 1256 of the Internal Revenue Code should apply to the

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ROS. If Section 1256 were to apply to your ROS, you would be required to mark your ROS to market at the end of each year (i.e., recognize income as if the ROS had been sold for fair market value). In such a case, gain or loss recognized with respect to your ROS would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to the period during which you held your ROS.

For a further discussion of the tax treatment of your ROS as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. For additional, important considerations related to tax risks associated with investing in the ROS, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus. You should further consult your tax advisor as to the possible alternative treatments in respect of the ROS.

Key Risks

An investment in the ROS involves significant risks. Investing in the ROS is not equivalent to investing directly in the Index. Some of the risks that apply to an investment in the ROS offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the ROS generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the ROS in light of your particular circumstances.

s

You May Lose Up to 90% of Your Initial Investment—The ROS do not guarantee any return of your initial investment in excess of the Protection Percentage, or $1.00 per $10.00 ROS face amount. If the Index Ending Level is less than the Index Starting Level by more than the Protection Percentage, for every 1% decline in the Index beyond the Protection Percentage, you will lose 1% of your initial investment.

s

Partial Principal Protection Only If You Hold the ROS to Maturity—You will be entitled to receive at least 10% of the principal amount of your ROS only if you hold your ROS to maturity. The market value of the ROS may fluctuate between the date you purchase them and the Final Valuation Date. If you sell your ROS in the secondary market prior to maturity, you will not receive partial principal protection on the portion of your ROS sold. You should be willing to hold your ROS to maturity.

s

Your Maximum Gain on the ROS Is Limited to the Maximum Gain—If the Index Ending Level is greater than the Index Starting Level, for each $10 principal amount ROS you will receive at maturity $10 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Index, which may be significant. We refer to this percentage as the Maximum Gain, which will be between 25% and 28% and will be determined on the Trade Date.

s

Commodity Prices May Change Unpredictably—Trading in the Index Contracts and the physical commodities underlying the Index Contracts (the “Index Commodities”) is speculative and can be extremely volatile. Market prices of the Index Contracts and the Index Commodities may fluctuate rapidly based on numerous factors, including:

s	changes in supply and demand relationships;
s	weather;
s	agriculture;
s	trade;
s	fiscal, monetary and exchange control programs;
s	domestic and foreign political and economic events and policies;
s	disease;
s	technological developments;
s	changes in interest rates and global growth rates in the economy; and
s	trading activities in commodities, including the Index Commodities, and related contracts, including the Index Contracts.

These factors may affect the level of the Index and the value of your ROS in varying ways, and different factors may cause the value of different Index Commodities and Index Contracts, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

s	No Interest Payments—As a holder of the ROS, you will not receive interest payments.
s

Dealer Incentives—We, our affiliates and agents act in various capacities with respect to the ROS. We and other of our affiliates may act as a principal, agent or dealer in connection with the ROS. Such affiliates, including the sales representatives, will derive compensation from the distribution of the ROS and such compensation may serve as an incentive to sell these ROS instead of other investments. We will pay compensation of $0.175 per Security to the principals, agents and dealers in connection with the distribution of the ROS.

s

Impact of Fees on Secondary Market Prices—The original issue price of the ROS includes the underwriting commissions and fees and Barclays Bank PLC’s cost of hedging its obligations under the ROS through one or more of its affiliates. Such cost includes such affiliates’ expected cost of providing this hedge, as well as the profit these affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you

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are able to sell ROS in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The ROS are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your ROS to maturity.

s

Limited Liquidity; There May Be Little or No Secondary Market for the ROS—The ROS will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the ROS in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the ROS easily. Because other dealers are not likely to make a secondary market for the ROS, the price at which you may be able to trade your ROS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the ROS.

s

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the ROS, including acting as calculation agent and hedging our obligations under the ROS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the ROS.

s

Taxes—The federal income tax treatment of the ROS is uncertain and the Internal Revenue Service could assert that the ROS should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ROS even though you will not receive any payments with respect to the ROS until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the ROS could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the ROS.

s

Potentially Inconsistent Research, Opinions or Recommendations by Barclays—Barclays Bank PLC, UBS AG or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the ROS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the ROS. Any research, opinions or recommendations expressed by Barclays Bank PLC, UBS AG or their respective, affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the ROS and the Index.

s

Price Prior to Maturity—The market price of the ROS will be influenced by many unpredictable and interrelated factors, including the level of the Index. In addition to the level of the Index on any day, the value of the ROS will be affected by a number of economic and market factors that may either offset or magnify each other, including:

s	the volatility or expected volatility of the Index, the Index Commodities or the Index Contracts;
s	the time to maturity of the ROS;
s	the market price of the Index Commodities or the Index Contracts;
s	interest rates in the market generally;
s	a variety of economic, financial, political, regulatory, geographical, agricultural, meteorological or judicial events;
s	supply and demand for the ROS; and
s	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
s

Credit of Issuer: An investment in the ROS will be subject to the credit risk of Barclays Bank PLC, as issuer of the ROS, and the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ROS.

s

Certain Activities by Barclays Bank PLC, Barclays Capital Inc., UBS Financial Services Inc. and Their Respective Affiliates May Adversely Affect the Value of the ROS—One or more of the affiliates of Barclays Bank PLC may also engage in trading in Index Contracts, futures or options on Index Contracts, the physical commodities underlying the Index Contracts or the Index, and other investments relating to Index Contracts or the Index on a regular basis as part of their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of the Index Contracts or the value of the Index and, therefore, the market value of the ROS. Barclays Bank PLC, Barclays Capital Inc., UBS Financial Services Inc. and their respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, Barclays Bank PLC, Barclays Capital Inc., UBS Financial Services Inc. and their respective affiliates could adversely affect the market value of the ROS.

s

Policies of the Index Committee, Composition of the Index and Changes to the Index—The policies of the Index Committee concerning the calculation of the level of the Index, additions, deletions or substitutions of Index Contracts and the manner in which changes affecting the Index Contracts are reflected in the Index could affect the value of the Index and, therefore, the amount payable on your ROS at maturity and the market value of your ROS prior to maturity. The amount payable on your ROS at maturity and their market value prior

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to maturity could also be affected if the Index Committee changes the policies of the Index. If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a Market Disruption Event or for any other reason, the Calculation Agent may be required to make an alternative determination of the value of the Index. The composition of the Index may change over time, as additional commodities satisfy the eligibility criteria or commodities currently included in the Index fail to satisfy such criteria. The annual composition of the Index will be determined by the Index Committee based on the Index Committee’s assessment of the worldwide consumption of those commodities, including in reliance on data of private and governmental providers regarding commodities demand and supply. These data sour ces are subject to potential errors in data sources or errors that may affect the weighting of components of the Index. Any discrepancies that require revision may impact weighting determinations made by the Index Committee following the date on which such discrepancy is discovered. If for any reason, one of the Index Contracts ceases to exist or any other similar event with similar consequences, as determined in the discretion of the Index Committee occurs, the Index Committee will call an exceptional meeting to assess whether the composition and/or the weighting of, the Index should be modified. The modification of the composition and/or the weighting of the Index may have an adverse impact on the value of the Index, the amount payable on the ROS at maturity and their market value prior to maturity.

s

The Index Committee and Rogers—The Index is overseen by the Index Committee. Beeland Interests, Inc., which is 100% owned by James B. Rogers Jr. (“Rogers”), is the sole owner of the Index. Rogers chairs the Index Committee and controls its decisions. The other members of the Index Committee are Diapason, Beeland Management Company, Daiwa Asset Management America, UBS AG, ABN AMRO and Merrill Lynch & Co. Rogers, through the Index Committee, has a significant degree of discretion regarding the composition of the Index, including additions, deletions and the weightings of the Index Commodities or the Index Contracts, all of which could affect the value of the Index and, therefore, could affect the amount payable on the ROS at maturity and the market value of the ROS prior to maturity. Rogers and the Index Committee do not have any obligation to take the needs of any parties to transactions involving the Index, including the holders of the ROS, into consideration when reweighting or making any other changes to the Index. Additionally, Rogers, individually or through an entity controlled by Rogers, actively trades commodities and/or futures contracts on physical commodities, including underlying commodities and/or futures contracts on physical commodities included in the Index, and over-the-counter contracts having values which derive from or are related to such commodities. Rogers, individually or through an entity controlled by Rogers, also may actively trade and hedge the Index. With respect to any such activities, neither Rogers nor any of the entities controlled by Rogers has any obligation to take the needs of any buyers, sellers or holders of the ROS into consideration at any time. It is possible that such trading and hedging activities, by any of these parties, will affect the value of the Index and therefore the market value of the ROS.

s

Negative Roll Yield May Adversely Impact the Level of the Index—The Index is composed of the Index Contracts, which are futures contracts on the physical Index Commodities, and reflects the return associated with the change in prices of the underlying Index Contracts together with the “roll yield” associated with these Index Contracts (the price changes and roll yield taken together constitute the “excess return” reflected by the Index). Unlike equities, which typically entitle the holder to a continuing stake in a corporation, and unlike owning the commodity directly, a commodity futures contract normally specifies a certain date for delivery of the underlying physical commodity. A fundamental characteristic of the Index, like other commodity indices, is that as a result of being comprised of futures contracts, the Index must be managed to ensure it does not take delivery of the commodities in question. This is achieved through a process referred to as “rolling,” under which each contract is rolled forward to a new contract date during the month in which it approaches its settlement date (i.e., a futures contract is effectively “sold” to “buy” a futures contract with a later settlement date). During the roll process, ”roll yield” is generated from the difference in price between the shorter-dated and longer-dated futures contracts. When longer-dated contracts are priced lower than the shorter-dated contract and spot prices, the market is in “backwardation”, resulting in positive roll yield as the higher-priced expiring futures contracts are “sold” to “buy” a lower priced longer-dated contracts. When the opposite is true, and longer-dated contracts are priced higher, the market is in “contango”, resulting in negative roll yields as the lower-priced expiring futures contracts are “sold” to “buy” higher-priced longer-dated contracts. While many futures contracts on physical commodities have historically exhibited consistent periods of backwardation, this will most likely not be the case at all times.

As a result, negative “roll yields” due to contango markets could reduce the level of the Index and, therefore, the return on the ROS.
s

The Return on Your ROS May Not Reflect All Developments in the Index Commodities—Because the Index Return will be based on the Index Ending Level, which is the closing level of the Index on the Final Valuation Date, a single Index Business Day near the end of the term of the ROS, the level of the Index at other times during the term of the ROS or at the Maturity Date could be higher than the Index Ending Level. This difference could be particularly large if there is a significant decrease in the level of the Index during the latter portion of the term of the ROS or if there is significant volatility in the Index closing level during the term of the ROS, especially on dates near the Final Valuation Date.

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The ROS Are Not Directly Linked to the Index Contracts or Any Other Exchange-Traded Futures Contracts—The ROS are not linked directly to the Index Contracts or any other exchange-traded futures contracts. The ROS are linked to the Index, which reflects the returns that are potentially available through an unleveraged investment in the Index Contracts. Accordingly, the return on your ROS will reflect the returns associated with the Index Contracts, including any positive or negative “roll yield”, and therefore will not reflect the return you would realize if the ROS were linked directly to the Index Contracts or if you actually owned the Index Contracts or other exchange-traded futures contracts for a similar period.

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The ROS Are Not Linked to a Total Return Index—The ROS are linked to the Rogers International Commodity Index®—Excess ReturnSM, which reflects the returns that are potentially available through an unleveraged investment in the Index Contracts. In contrast, the Rogers International Commodity Index®—Total ReturnSM is a total return index which, in addition to reflecting such returns, also reflects interest that could be earned on cash collateral invested in 3-month U.S. Treasury bills. Because the ROS are linked to the Rogers International Commodity Index®—Excess ReturnSM, the return on the ROS will not include the total return feature of the Rogers International Commodity Index®—Total ReturnSM.

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Suspension or Disruptions of Market Trading in Commodities and Related Futures—The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, congestion, disorderly markets, limitations on deliverable supplies, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices may have the effect of precluding trading in a particular Index Contract or forcing the liquidation of Index Contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the Index and, therefore, the value of your ROS.

Certain of the events set forth above also constitute Market Disruption Events under the terms of the ROS. To the extent any Market Disruption Event occurs with respect to one or more Index Contracts and remains in effect on the scheduled Final Valuation Date for the ROS, the Final Valuation Date for the affected Index Contracts will be postponed until the Market Disruption Event ceases to be in effect or, if the Market Disruption Event remains in effect for five scheduled trading days after the Final Valuation Date, the Index Return will be determined using an Index Ending Level computed by the Calculation Agent as described above under “Market Disruption Event”. In the event the Final Valuation Date is postponed, the Index Return may be lower than anticipated and possibly negative, which may adversely affect the Payment at Maturity or the value of your ROS. In addition, if the Final Valuation Date is postponed due to a Market Disruption Event as described above so that it falls less than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the third Business Day following the postponed Final Valuation Date.

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Lack of Regulation by the CFTC—The ROS are debt securities that are direct obligations of Barclays Bank PLC. The net proceeds to be received by Barclays Bank PLC from the sale of the ROS will not be used to purchase or sell the Index Commodities or other futures contracts on such commodities for the benefit of holders of the ROS. The ROS are not themselves commodities futures contracts, and an investment in the ROS does not constitute either an investment in the Index Contracts, the Index Commodities or other futures contracts on such commodities, or in a collective investment vehicle that trades in the Index Contracts, Index Commodities or other futures contracts on such commodities.

Unlike an investment in the ROS, an investment in a collective investment vehicle that invests in commodities on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator” (“CPO”). Because the ROS are not interests in a commodity pool, the ROS will not be regulated by the CFTC as a commodity pool, Barclays Bank PLC will not be registered with the CFTC as a CPO, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in commodities or who invest in regulated commodity pools. Because the ROS do not constitute investments by you in futures contracts traded on regulated futures exchanges, you will not benefit from the CFTC’s or any other regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange.

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The Index Includes Futures Contracts on Foreign Exchanges—The Index includes futures contracts on physical commodities on exchanges located outside the United States. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges. Certain foreign markets may be more susceptible to disruption than United States exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on United States exchanges. Those risks include varying exchange rates, foreign exchange controls, governmental expropriation, burdensome or confiscatory taxation systems, government imposed moratoriums, and political or diplomatic events. It may also be more costly and difficult for Rogers and the Index Committee to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Index.

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UBS AG’s Membership on the Index Committee May Conflict with Your Interest as a Holder of the ROS—UBS AG, an affiliate of UBS Financial Services Inc., is a member of the Index Committee. As a member of the Index Committee, UBS AG will be involved in the composition and management of the Index including additions, deletions and the weightings of the Index Commodities or Index Contracts, all of which could affect the value of the Index and, therefore, could affect the amount payable on the ROS at maturity and the market value of the ROS prior to maturity. UBS AG may influence the determinations of the Index Committee, which may adversely affect the value of your ROS. Due to UBS AG’s potential influence on determinations of the Index Committee, which may affect the market value of the ROS, UBS Financial Services Inc. may have a conflict of interest if its affiliate UBS AG participates in or influence such determinations.

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The Index Publisher Will Calculate the Level of the Index—The amount payable upon maturity of the ROS will be calculated based on the level of the Index on the Final Valuation Date calculated by the Index Publisher, using the methodology provided by the Index Committee. The level of the Index may also be calculated by a number of different entities. Barclays Bank PLC and its affiliates do not have any control over, and have no responsibility for, calculations of the Index that may be made by the Index Publisher or any other such entities. While it is not expected that the levels of the Index published by other entities will be different from the level of the Index calculated by the Index Publisher, if there is a difference between such published levels, the level of the Index calculated by the Index Publisher will be used to determine the Index Ending Level and the Payment at Maturity. If another entity publishes the level of the Index on the Final Valuation Date that is higher than the level calculated by the Index Publisher, the Index Ending Level will be based on the closing value of the Index calculated by the Index Publisher, which, as a result, could result in the amount payable on the ROS at maturity being lower than had such amount been calculated using the Index level published by another entity.

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Historical Information about the Index or the Index Contracts May Not Be Indicative of Future Values—Historical information on the Index or the Index Contracts furnished herein is provided as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, future fluctuations in the Index, the Index Contracts, or what the value of the ROS may be. Fluctuations in the level of the Index and/or the prices of the Index Contracts make it difficult to predict whether the return on the ROS will be positive or negative, or what the Payment at Maturity may be. Historical fluctuations in the level of the Index may be greater or lesser than those experienced by the holders of the ROS.

Rogers International Commodity Index®—Excess ReturnSM

All information regarding the Rogers International Commodity Index® set forth in this free writing prospectus has been taken from either publicly available sources or a summary of the Rogers International Commodity Index® Handbook (available upon registration on the website of Diapason Commodities Management SA (“Diapason”) at http://www.diapasoncm.com). Such information reflects the policies of, and is subject to change at any time by, James B. Rogers, Jr. (“Rogers”) and the Index Committee (as defined below). Except as provided in the next sentence, none of Beeland Interests, Inc. (“Beeland Interests”), which is owned and controlled by Rogers, the Index Committee, members of the Index Committee individually (except as described in the next sentence) and/or Rogers is involved in the offer of the securities in any way and has no obligation to consider your interests as a holder of the securities. Notwithstanding the foregoing, certain members of the Index Committee or their affiliate may act as selected dealers in connection with the sale of the securities and, as such, may sell or promote the securities or may be involved in the administration, marketing or offering of the securities. Beeland Interests has no obligation to continue to publish the Rogers Index, and may discontinue publication of the Rogers International Commodity Index® at any time in its sole discretion.

The Rogers International Commodity Index® is calculated as both an excess return and a total return index and we refer herein to such indices collectively as the “Rogers Indices”.

The Rogers International Commodity Index®—Excess ReturnSM is reported by Bloomberg under the ticker symbol “RICIGLER <Index>”. The Rogers International Commodity Index®—Total ReturnSM is reported by Bloomberg under the ticker symbol “ROGRTR <Index>”.

Overview

The Rogers Indices are composite U.S. dollar-based indices created by Rogers in the late 1990s. The Rogers Indices represent the value of a basket of commodities consumed in the global economy, ranging from agricultural to energy to metals products. The value of this basket is tracked via futures contracts on 36 different exchange-traded physical commodities quoted in four different currencies and listed on eleven exchanges in five countries.

The Rogers Indices aim to be an effective measure of the price action of raw materials not just in the United States but also around the world. The Rogers Indices’ weightings attempt to balance consumption patterns worldwide (in developed and developing countries) and specific contract liquidity.

The Index Committee

The Rogers Indices are maintained and reviewed by the members of the Rogers International Commodity Index® Committee (the “Index Committee”). The Index Committee formulates and enacts all business assessments and decisions regarding the calculation and composition of the Rogers Indices. Rogers, as the founder and sole owner of the Rogers Indices, chairs the Index Committee. Beside Rogers, representatives of the following parties are members of the Index Committee: (1) Diapason, (2) Daiwa Asset Management America, (3) Beeland Management Company, (4) UBS AG, (5) ABN AMRO and (6) Merrill Lynch. Rogers, as chairman of the Index Committee, is exclusively authorized to designate new members of the committee, if necessary.

The Index Committee usually meets once a year during the month of December. However, the Index Committee may assemble additionally on any other day of the year to deal with exceptional circumstances.

Rogers Index Composition

The Process

The contracts chosen for the basket of commodities that constitute the Rogers Indices are required to fulfill various conditions described below. Generally, the selection and weighting of the items in the Rogers Indices are reviewed annually by the Index Committee, and weights for the next year are assigned every December.

The Rogers Indices’ composition is modified only on rare occasions. Generally, the composition of the Rogers Indices will not be changed unless severe circumstances in fact occur. Such “severe circumstances” may include (but are not restricted to):

s	continuous adverse trading conditions for a single contract (e.g., trading volume collapses), or

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s	critical changes in the global consumption pattern (e.g., scientific breakthroughs that fundamentally alter consumption of a commodity).

Exchanges and Non-Traded Items

All commodities included in the Rogers Indices must be publicly traded on recognized exchanges to ensure ease of tracking and verification. Additionally, the Rogers Indices do not and will not include non-traded items such as hides or tallow. The 15 international exchanges recognized by the Index Committee are:

1.	Chicago Mercantile Exchange (USA)
2.	Chicago Board of Trade (USA)
3.	New York Board of Trade (USA)
4.	New York Mercantile Exchange (USA)
5.	Winnipeg Commodity Exchange (Canada)
6.	International Petroleum Exchange (UK)
7.	London Metal Exchange (UK)
8.	Sydney Futures Exchange (Australia)
9.	Fukuoka Futures Exchange (Japan)
10.	Central Japan Commodity Exchange (Japan)
11.	Osaka Mercantile Exchange (Japan)
12.	The Tokyo Commodity Exchange (Japan)
13.	Tokyo Grain Exchange (Japan)
14.	Yokohama Commodity Exchange (Japan)
15.	IntercontinentalExchange (UK)

General Contract Eligibility

In order for contracts on a commodity to be considered fit for inclusion in the Rogers Indices, the commodity itself must play a significant role in worldwide (developed and developing economies) consumption. “Worldwide consumption” is measured by tracking international import and export patterns and the domestic consumption environments of the world’s prime commodity consumers. Only raw materials that reflect the current state of international trade and commerce are eligible for inclusion. Commodities that are merely linked to national consumption patterns will not be considered. The Rogers Indices are not related to any commodities production data.

Commodity Screening Process

Data of private and governmental providers concerning the world’s top consumed commodities is actively monitored and analyzed by the members of the Index Committee throughout the year. In order to obtain the most accurate picture of international commodities consumption, a wide range of sources on commodities demand and supply is consulted. The findings of this research are then condensed into the different commodities contracts weightings within the Rogers Indices. Sources on global commodity consumption data include:

s	Industrial Commodity Statistics Yearbook, United Nations (New York)
s	Commodity Trade Statistics Database, United Nations Statistic Division (New York)
s	Copper Bulletin Yearbook, International Copper Study Group (Lisbon)
s	Foreign Agricultural Service’s Production, Supply and Distribution Database, U.S. Department of Agriculture (Washington, D.C.)
s	Manufactured Fiber Review, Fiber Economics Bureau, Inc. (U.S.A.)
s	Monthly Bulletin, International Lead and Zinc Study Group (London)
s	Quarterly Bulletin of Cocoa Statistics, International Cocoa Organization (London)
s	Rubber Statistical Bulletin, International Rubber Study Group (London)
s	Statistical Bulletin Volumes, Arab Gulf Cooperation Council (GCC)
s	Sugar Yearbook, International Sugar Organization (ISO), (London)
s	World Agriculture Assessments of Intergovernmental Groups, Food & Agriculture Organization of the United Nations (Rome)
s	World Commodity Forecasts, Economist Intelligence Unit (London)
s	World Cotton Statistics, International Cotton Advisory Committee (Washington)
s	World Metals Statistics, World Bureau of Metal Statistics (London)

Contract Characteristics

In order to decide whether a specific commodity contract is actually investable, the Index Committee screens the volume and liquidity data of international exchanges, published on a regular basis by the American “Futures Industry Association” (Washington, DC, United States). Additionally, individual exchange data on contracts may also be included in the process.

If a commodity contract trades on more than one exchange, the most liquid contract globally, in terms of volume and open interest combined, is then selected for inclusion in the Rogers Indices, taking legal considerations into account. Beyond liquidity, the Index Committee seeks to include the contract representing the highest quality grade of a specific commodity.

Futures Contracts and Weightings

The table below lists the futures contracts that the Rogers Index comprises as of the date of this free writing prospectus, together with their respective exchanges, currencies and initial weightings (the “Initial Weightings”). The Initial Weightings may be amended from time to time, as described below.

Commodity	Code	Exchange	Currency	Initial Weighting
Crude Oil	CL	NYMEX	USD	21.00%
Brent	CO	ICE	USD	14.00%
Wheat	W	CBOT	USD	7.00%

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Commodity	Code	Exchange	Currency	Initial Weighting
Corn	C	CBOT	USD	4.75%
Cotton	CT	NYCE	USD	4.05%
Aluminum	LMAH	LME	USD	4.00%
Copper	LMCA	LME	USD	4.00%
Gold	GC	COMEX	USD	3.00%
Natural Gas	NG	NYMEX	USD	3.00%
RBOB Gasoline	XB	NYMEX	USD	3.00%
Soybeans	S	CBOT	USD	3.25%
Coffee	KC	CSCE	USD	2.00%
Lead	LMPB	LME	USD	2.00%
Live Cattle	LC	CME	USD	2.00%
Silver	SI	COMEX	USD	2.00%
Soybean Oil	BO	CBOT	USD	2.00%
Sugar	SB	CSCE	USD	2.00%
Zinc	LMZS	LME	USD	2.00%
Heating Oil	HO	NYMEX	USD	1.80%
Platinum	PL	NYMEX	USD	1.80%
Gas Oil	QS	ICE	USD	1.20%
Cocoa	CC	CSCE	USD	1.00%
Lean Hogs	LH	CME	USD	1.00%
Lumber	LB	CME	USD	1.00%
Nickel	LMNI	LME	USD	1.00%
Rubber	JN	TOCOM	JPY	1.00%
Tin	LMSN	LME	USD	1.00%
Soybean Meal	SM	CBOT	USD	0.75%
Canola	RS	WCE	CAD	0.67%
Orange Juice	JO	NYCE	USD	0.66%
Azuki Beans	JE	TGE	JPY	0.25%
Oats	O	CBOT	USD	0.50%
Rice	RR	CBOT	USD	0.50%
Palladium	PA	NYMEX	USD	0.30%
Barley	WA	WCE	CAD	0.27%
Greasy Wool	OL	SFE	AUD	0.25%

Changes in Weights and/or Index Composition

The Index Committee reviews the selection and weighting of the futures contracts in the Rogers Indices annually. Thus, weights are potentially reassigned during each month of December for the following year, if the Index Committee determines it is necessary.

Monthly Rolling of Contracts

The Rogers Indices usually roll over three days, from the day prior to the last RICI® business day of the month to the first RICI® business day of the following month, following certain rules defined by the Index Committee. For the contracts traded on the London Metal Exchange, the 3-month forward contracts are used. A RICI® business day is a day on which all U.S.-based exchanges that list futures contracts included in the Rogers Indices are open for business, including half-day openings.

Generally, if the next calendar month of a futures contract includes a first notice day, a delivery day or historical evidence that liquidity migrates to a next contract month during this period, then the next contract month is intended to be applied to calculate the Rogers Indices, taking legal constraints into account. For example, on the close of the last business day of November, the January Crude Oil contract is replaced by the February Crude Oil contract.

Rebalancing of the Rogers Index Components

The Rogers Indices are rebalanced monthly during each roll period toward the Initial Weightings.

Data Source

The Rogers Indices’ calculation is based on the official commodity exchanges’ prices of the futures contracts used.

Exceptional Committee Meetings

If, for any reason, one of the components included in the Rogers Indices ceases to exist or its liquidity collapses to abnormal levels, or any other similar event with similar consequences, as determined at the discretion of the Index Committee, occurs, the Index Committee will call an exceptional meeting to assess the situation and decide on a replacement for this component or on a change in the weighting. For example, following changes in the allowed trading of the Malaysian ringgit in 1998, the liquidity of the Palm Oil futures contract on the Kuala Lumpur Commodity Exchange collapsed to a point where it became impossible to trade it. In that case, the Index Committee, calling an exceptional meeting, decided to replace the Palm Oil futures contract with the Soybean Oil contract that trades on the Chicago Board of Trade.

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Excess Return vs. Total Return

As noted above, the Rogers International Commodity Index® is calculated as both an excess return and a total return index. The Rogers International Commodity Index®—Excess ReturnSM reflects the uncollateralized returns on the futures contracts on physical commodities included in the Rogers International Commodity Index®. The Rogers International Commodity Index®—Total ReturnSM, in turn reflects those same uncollateralized returns as well as any interest that could be earned on cash collateral invested in 3-month U.S. treasury bills.

Note that the term “Excess Return” in the title of the Rogers International Commodity Index®—Excess ReturnSM is not intended to suggest that its performance at any time or the return on your securities, if linked to the Rogers International Commodity Index®—Excess ReturnSM, will be positive or that the Rogers International Commodity Index®—Excess ReturnSM is designed to exceed a particular benchmark.

License Agreement

We have entered into a non-exclusive license agreement with Beeland Interests and Diapason whereby we, in exchange for a fee, are permitted to use the Rogers Indices in connection with certain securities, including the securities. The license agreement between Beeland Interests and Diapason and Barclays Bank PLC provides that the following language must be set forth herein:

“Jim Rogers”, “James Beeland Rogers, Jr.”, “Rogers”, “Rogers International Commodity Index®”, “Rogers International Commodity Index®—Excess ReturnSM”, “Rogers International Commodity Index®—Total ReturnSM” and “RICI” are trademarks, service marks and/or registered trademarks of Beeland Interests, Inc., which is owned and controlled by James Beeland Rogers, Jr., and are used subject to license. The personal names and likeness of Jim Rogers/James Beeland Rogers, Jr. are owned and licensed by James Beeland Rogers, Jr.. The securities are not sponsored, endorsed, sold or promoted by James Beeland Rogers, Jr. or Beeland Interests, Inc.

The securities are not sponsored, endorsed, sold or promoted by Beeland Interests, Inc. (“Beeland Interests”), James Beeland Rogers, Jr. or Diapason Commodities Management SA (“Diapason”). Neither Beeland Interests, James Beeland Rogers, Jr., nor Diapason makes any representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this free writing prospectus, or the advisability of investing in securities or commodities generally, or in the securities or in futures particularly.

NEITHER BEELAND INTERESTS, NOR DIAPASON, OR ANY OF THEIR RESPECTIVE AFFILIATES, GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE ROGERS INTERNATIONAL COMMODITY INDEX (“RICI”), ANY SUB-INDEX THEREOF OR ANY DATA INCLUDED THEREIN. SUCH PERSON SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN AND MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RICI, ANY SUB-INDEX THEREOF, ANY DATA INCLUDED THEREIN OR THE SECURITIES. NEITHER BEELAND INTERESTS, NOR DIAPASON, OR ANY OF THEIR RESPECTIVE AFFILIATES, MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RICI, ANY SUB-INDEX THEREOF, AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BEELAND INTERESTS, DIAPASON OR ANY OF THEIR RESPECTIVE AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

The Index is reported by Bloomberg under the ticker symbol “RICIGLER <Index>”.

Historical Information

The table below shows the performance of the Index from December 31, 1998 through August 29, 2008.

Historical Results for period from
December 31, 1998 through August 29, 2008
Year	Ending Level
December 31, 1998	875.63
December 31, 1999	1212.16
December 29, 2000	1452.52
December 31, 2001	1134.10
December 31, 2002	1498.88
December 31, 2003	1961.08
December 31, 2004	2344.89
December 30, 2005	2730.35
December 29, 2006	2696.26
December 31, 2007	3366.79
August 29, 2008	3634.34

The following graph sets forth the historical performance of the Index based on the weekly closing levels of the Index from August 1, 1998 through August 29, 2008 in comparison to the S&P GSCITM Excess Return Index and the Dow Jones-AIG Commodity IndexSM Excess Return.

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We obtained the closing levels of the Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Comparative Historical Performance of the Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc.(collectively referred to herein as the “Agents”) and the Agents have agreed to purchase, all of the ROS at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the ROS.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the ROS and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to such affiliates.

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